São Paulo, May 23 2017

To the

Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM)

Office of Public Companies Supervision (Superintendência de Relações com Empresas)

Rua Sete de Setembro, 111, 33th floor

Rio de Janeiro - RJ

Attn.:  Companies Relations Superintendent

(Superintendente de Relações com Empresas)

Mr. Fernando Soares Vieira

Acting Manager

Mr. Fernando D'Ambros Lucchesi

Analyst

Mr. Gustavo André Ramos

Ref.:   Reply to Official Letter 172/2017/CVM/SEP/GEA-2

BRF S.A., publicly held company headquartered at Av. Jorge Tzachel, 475, City of Itajai, State of Santa Catarina, registered with the CVM um no. 01629-2, enrolled with the CNPJ/MF under no. 01.838.723/0001-27 (“Companhia” ou “BRF”), herein represented by its Global Chief Executive, Financial and Investor Relations Officer, Mr. Pedro de Andrade Faria, hereby presents its clarifications required by the Official Letter no. 172/2017/CVM/SEP/GEA-2 (“Official Letter”), transcribed below:

“1.      Reference is made to the news published on the blog Radar On-Line, at the website of Veja magazine, on May 21, 2017, under the headline "JBS controlled members of the Board of Directors of its rival BRF", in which the following information was mentioned:

JBS controlled members of the Board of Directors of its rival BRF

The “espionage” appears in the company’s own plea bargain

The deposition of JBS shows that the company kept its tentacles not only on the executive and legislative, but also on the pension funds sponsored by state owned companies. So far, nothing that couldn't be expected, considering the size of interference of the political world on those structures, such as Petros (Petrobras), Funcef (Caixa) and Previ (Banco do Brazil). The issue becomes more serious when it reveals that JBS kept under its control members of the board of directors of its major competitor, BRF. The executives Luis Carlos Affonso and Carlos Costa, who appears in the audios as beneficiaries of improper payments of JBS were members of the board of directors of its competitor until 2015, were indicated by Petros, one of the main shareholders of BRF. That is, through the Petrobras’ pension fund, Joesley and Wesley Batista had names of their trust in two seats on the board of directors of its competitor. In a market with fierce competition, it means a great advantage, especially by the potential of destabilizing the management of who threatened the JBS’ leadership in various segments.

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2.       In this respect, we request your statement on the veracity of the information published in the news, and, if positive, we request additional clarification with respect to the matter, as well as the reasons as to why it is not considered a Material Fact, pursuant to CVM Instruction nº 358/2002.

3.       Such statement should include a copy of this Official Letter to be sent to the IPE SYSTEM, under the category "Announcement to the Market" under "Clarifications about CVM/BOVESPA consultations." Compliance with this request through an announcement to the market does not exempt the eventual investigation of responsibility for non-timely disclosure of a material fact, pursuant to CVM Instruction nº 358/2002.

4.       We emphasize that, pursuant to the terms of art. 3 of CVM Instruction nº 358/2002, it is the obligation of the Investor Relations Officer to disclose and communicate to the CVM and, if applicable, to the stock exchange and the organized over-the-counter entity in which the securities are listed for trading, any material act or fact occurring or related to the business, as well as ensuring its wide and immediate dissemination, simultaneously in all markets that such securities are listed for trading.

5.       We also recall the obligation set forth in the sole paragraph of art. 4 of CVM Instruction nº 358/2002, to question the Company’s management and controlling shareholders; as well as all other people with access to the material acts and facts, with the objective of determining if they would have knowledge of information that should be disclosed to the market.

6.       At the request of the Superintendence of Company Relations (SEP), we warn that the administrative authority will be responsible to, in using its legal attributions and based on Item II, of article 9, of Law nº 6.385/1976, and article 7 c/c and article 9 of CVM Instruction nº 452/2007, determine the application of a fine, in the amount of R$ 1,000.00 (one thousand reais), without prejudice to other administrative sanctions, due to non-compliance with this official letter, within 1 (one) business day.

7.       In case of any doubts about this Official Letter, please contact the analyst Gustavo André Ramos Inúbia, on the following phone (21) 3554-8501 or e-mail ginubia@cvm.gov.br.

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1.    The Official Letter requests information about the veracity of the information indicated in the news published on the blog Radar On-Line, at the website of Veja magazine, on May 21, 2017, under the headline "JBS controlled members of the Board of Directors of its rival BRF” (“News”), in which a possible control of JBS of former members of the board of directors of the Company is mentioned.

2.    In attention to the Official Letter, BRF clarifies that became aware of the facts, with a lot of stupefaction, by means of the News, and is not aware of any relationship or involvement of such former board members with the JBS Group, either before or after the period in which they served as board members of the Company.

3.    With respect to the News, the only confirmation that can be made with respect to the narrated facts, which is of public knowledge, is that Mr. Luis Carlos Fernandes Afonso and Mr. Carlos Fernando Costa were elected members of the Board of Directors, by indication of the shareholder Fundação Petrobrás de Seguridade Social – Petros ("Petros"), to mandates ended on 08 April 2015 and since then, they did not exercise any other function at the Company.

4.    In relation to the treatment of the subject as a material fact, the Company understands that, despite the extreme seriousness of the abovementioned facts, it does not affect prospectively the conduction of BRF’s business, nor significantly interferes in the decision to invest in the Company, pursuant to CVM Instruction No. 358/2002. The harmful effects of said conducts have been potentially produced in the past.

5.    Notwithstanding the above, the Company considers that some of the practices described by Mr. Joesley Mendonça Batista ("Joesley") in the Plea Bargaining Agreement signed with the Attorney General of the Republic ("Agreement"), in particular Annex 3 and at Collaboration Term No. 2, can have impacts on criminal, civil, competition and regulatory areas and eventually give rise to the filing of legal and/or administrative measures of different natures against the individuals and companies involved in the facts conveyed in the News and/or made public in the Agreement.

6.    Thus, considering that BRF may have been harmed by such practices reported in the Agreement, the Company informs that it will evaluate the pertinence and suitability of potential measures to defend its interests and obtain full reparation for any potential damage suffered.

7.    In addition, the Company respectfully requests the Brazilian Securities and Exchange Commission to take the appropriate measures for the verification of the facts and of the conducts of Mr. Carlos Fernando Costa and Mr. Luis Carlos Fernandes Afonso mentioned in the Agreement, including means on inquiries to these Gentlemen, in order to assess their potential and respective liabilities in relation to potential conflict of interest, breach of confidentiality and misuse of privileged information in virtue of the alleged relationship with Mr. Joesley and with JBS, main competitor of BRF.

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8.    Furthermore, considering that the information set forth in Annex 10 and in the Term of Collaboration No. 40 of the Agreement also mention a possible relationship between Mr. Joesley and another former member of the board of directors of BRF also indicated by the shareholder Petros, Mr. Ademir Bendine, the Company respectfully request that the Brazilian Securities and Exchange Commission notify Mr. Ademir Bendine in order to obtain clarifications regarding the facts referred to in the Annex 10 and in the Term of Collaboration No. 40 of the Agreement, notably regarding his relationship with Mr. Joesley, JBS, and the potential conflict of interest, breach of confidentiality and misuse of privileged information during the exercise of his mandate as member of the board of directors of BRF.

9.    Finally, also in order to obtain the pertinent clarifications, the Company also respectfully requires that the Brazilian Securities and Exchange Commission notifies Petros, the shareholder that has indicated the former members of the board of directors of BRF mentioned in the News and in the Agreement, so it may comment about the facts.

Being the above what we had for the moment, we remain at your disposal for any clarification deemed necessary.

Sincerely,

Pedro de Andrade Faria

Global Chief Executive, Financial and Investor Relations Officer

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